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                                                                     Exhibit 2.1



                       FIRST AMENDMENT TO MERGER AGREEMENT

                  This First Amendment to Merger Agreement (this "Amendment") is entered into as of January 31, 2000 and is by and among SoundView Technology Group, Inc., a Delaware corporation ("SoundView"), Wit Capital Group, Inc., a Delaware corporation (the "Wit Capital"), and W/S Merger Corp., a Delaware corporation ("Merger Sub").

                                   WITNESSETH

                  WHEREAS, the parties hereto (the "Parties") are the parties to that certain Agreement and Plan of Merger, dated as of October 31, 1999 (the "Merger Agreement"), by and among SoundView, Wit Capital and Merger Sub.

                  WHEREAS, the Parties wish to amend the Merger Agreement and to waive certain conditions to the obligations of the respective Parties as hereinafter set forth;

                  NOW, THEREFORE, on the terms and subject to the conditions herein set forth, the Parties, intending to be bound, hereby agree as follows:

                  Section 1. DEFINITIONS. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

                  Section 2. AMENDMENT OF THE MERGER AGREEMENT. The Merger Agreement is hereby amended as follows:

                  (a) Section 5.1 of the Merger Agreement is hereby amended by deleting the words "plus the number of Shares subject to unexercised SoundView Stock Options" in clause (ii)(B) of Section 5.1.

                  (b) Section 5.2 of the Merger Agreement is hereby amended by
(i) deleting the words "as of ten days prior to the then-scheduled Effective Date" in the first sentence of Section 5.2 and replacing those deleted words with the words "as soon as practicable after the Effective Date", and (ii) deleting the words "the business day preceding the fifth day prior to the Effective Date" in the second sentence of Section 5.2 and replacing those deleted words with the words "February 10, 2000 or on such other date agreed to by the parties hereto".


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                  (c) Section 5.3 of the Merger Agreement is hereby amended by deleting the words "the business day before the third day prior to the Effective Date" in the first sentence of Section 5.3 and replacing those deleted words with the words "February 14, 2000 or on such other date agreed to by the parties hereto".

                  Section 3. EFFECT. Except as amended hereby, the Merger Agreement shall remain in full force and effect in all respects.

                  Section 4. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

                  Section 5. GOVERNING LAW. THIS AMENDMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                           [SIGNATURE PAGE TO FOLLOW]




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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed as of the date first above written.


WIT CAPITAL GROUP, INC.


By:            /s/ Mark Loehr
      ----------------------------------------
      Name:    Mark Loehr
      Title:   Director of Investment Banking


SOUNDVIEW TECHNOLOGY GROUP, INC.


By:            /s/ Russell Crabs
      ----------------------------------------
      Name:    Russell Crabs
      Title:   President


W/S MERGER CORP.


By:            /s/ Mark Loehr
      ----------------------------------------
      Name:    Mark Loehr
      Title:   Vice President, Treasurer and Secretary



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